Exhibit 99.1

Semrush Strengthens Leadership with Appointment of Caroline Tsay to Board of Directors

May 5, 2025 — BOSTON, MA — (BUSINESS WIRE) — Semrush Holdings, Inc. (NYSE: SEMR), a leading online visibility management SaaS platform, appointed Caroline Tsay to its Board as an independent director effective May 1, 2025. Ms. Tsay will become the ninth director of the Board.

“We are delighted to have Caroline join our Board,” said CEO of Semrush, Bill Wagner. “Caroline brings a wealth of highly relevant technology, product, and marketing expertise to our Board. Caroline’s growth mindset and her extensive experience as a public company director will enrich the conversations we have in the boardroom.”

"I'm thrilled to join the Board of Semrush at such an exciting time for the Company, as it accelerates innovation at the intersection of AI and marketing," said Caroline Tsay. "I look forward to working with Bill and the Board to help guide Semrush’s continued growth."

About Caroline Tsay

Caroline Tsay brings more than 20 years of experience working with technology companies to scale teams and enable growth. Ms. Tsay has been a director of The Coca-Cola Company (NYSE: KO) since April 2018 and a director of Morningstar, Inc. (NASDAQ: MORN) since May 2017. Ms. Tsay previously served as a director of Rosetta Stone Inc., and as a director of Travelzoo Inc. (NASDAQ: TZOO).

She served as Chief Executive Officer and as a director of Compute Software, Inc., a Mountain View, California-based AI-driven cloud optimization software company that she co-founded, from January 2017 to November 2022.

Ms. Tsay’s experience also includes leadership roles at Hewlett Packard Enterprise Company (NYSE: HPE) and Yahoo!.

Ms. Tsay has been recognized on The National Diversity Council’s Top 50 Most Powerful Women in Technology and the Silicon Valley Business Journal’s 40 Under 40. She earned a B.S. in computer science and an M.S. in management science and engineering, both from Stanford University.

About Semrush

Semrush is a leading online visibility management SaaS platform that enables businesses globally to run search engine optimization, advertising, content, social media and competitive research campaigns and get measurable results from online marketing. Semrush offers insights and solutions for companies to build, manage, and measure campaigns across various marketing channels. Semrush is headquartered in Boston and has offices in Austin, Dallas, Amsterdam, Barcelona, Belgrade, Berlin, Munich, Limassol, Prague, Warsaw, and Yerevan.

Forward-Looking Statements

This press release may include forward-looking statements, including with regards to the growth of Semrush, expectations regarding future financial performance, the size and development of the market for its products, and the potential impact of increasing the size of its Board. Such forward-looking statements may be identified by the use of the following words (among others): “continues,” “remains,” “believes,” “expects,” “may,” “will,” “plan,” “should” or “anticipates,” or comparable words and their negatives. These forward-looking statements are not guarantees but are subject to risks and uncertainties that could cause actual results to differ materially from the expectations contained in these statements. For a discussion of such risks and uncertainties, see "Risk Factors" in Semrush’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K. Semrush assumes no obligation to update any forward-looking statements contained in this press release in the event of changing circumstances or otherwise, and such statements are current only as of the date they are made.